Exhibit 99.1

STONE ENERGY CORPORATION

Presents at IPAA Symposium and Burkenroad Reports Investment Conference

LAFAYETTE, LA. April 16, 2012

Stone Energy Corporation (NYSE:SGY) today announced that David H. Welch, the Company’s President and Chief Executive Officer, and Kenneth H. Beer, Executive Vice President and Chief Financial Officer, will present at the IPAA Oil & Gas Investment Symposium in New York at the Sheraton Hotel at 3:45 p.m. eastern time on Tuesday, April 17, 2012. A live webcast will be available in the “Events and Presentations” section of the company’s website, www.stoneenergy.com, and the replay will be available one hour following the presentation. In addition, the presentation material will also be available in the “Events and Presentations” section of the company’s website within 24 hours of the presentation.

The Company also announced that Kenneth H. Beer, Executive Vice President and Chief Financial Officer, will present at the 16th Annual Burkenroad Reports Investment Conference at the Westin Hotel in New Orleans at 12:00 p.m. central time on Friday, April 27, 2012. The event is hosted by Tulane University’s Freeman School of Business and is free and open to the public.

Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880-fax or via e-mail at CFO@StoneEnergy.com.